Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports First Quarter 2011 Results
Dallas (May 16, 2011) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2011. ARL announced today that the Company reported net loss applicable to common shares of $9.8 million or $0.86 per diluted earnings per share, as compared to a net loss applicable to common shares of $12.5 million or $1.09 per diluted earnings per share for the same period ended 2010.
Rental and other property revenues were $38.7 million for the three months ended March 31, 2011. This represents a decrease of $1.5 million, as compared to the prior period revenues of $ 40.2 million. This change, by segment, is a decrease in the commercial portfolio of $2.2 million, a decrease in the hotel portfolio of $0.3 million, and a decrease in the land and other portfolios of $0.1 million, offset by an increase in the apartment portfolio of $1.1 million. Within the apartment portfolio, there was an increase of $0.5 million due to the developed properties in the lease-up phase and an increase of $0.6 million in the same property portfolio. Within the commercial and hotel portfolios, the decrease is attributable to increased vacancies due to the current state of the economy. We have directed our efforts to apartment development and put some additional land projects on hold until the economic conditions turn around. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.
Property operating expenses were $23.3 million for the three months ended March 31, 2011. This represents a decrease of $1.3 million, as compared to the prior period operating expenses of $24.6 million. This change, by segment, is a decrease in our commercial properties of $0.3 million, a decrease in our apartment portfolio of $0.6 million, a decrease in our hotels of $0.1 million and a decrease in our in our land and other segments of $0.3 million. The Company has taken great strides to reduce costs and increase efficiency for repairs and maintenance of the properties.
Mortgage and loan interest expense was $17.9 million for the three months ended March 31, 2011. This represents a decrease of $1.4 million, as compared to the prior period interest expense of $19.3 million. This change, by segment, is a decrease in our commercial properties of $0.5 million, a decrease in our apartment portfolio of $0.4 million, a decrease in our hotels of $0.1 million and a decrease in our other portfolios of $0.7 million, offset by an increase in our land portfolio of $0.3 million. The commercial portfolio experienced a reduction in interest expense due to a matured loan that is being negotiated at a lower interest rate. The decrease in the apartment portfolio is primarily due to loans that were refinanced in 2010 at a lower interest rate. The decrease in the other portfolio is due to a decrease in interest expense on loan amounts due to our advisor.
Provision for impairment was $6.1 million for the three months ended March 31, 2011. Impairment was recorded as an additional loss of $0.9 million in the commercial properties we currently hold and $5.2 million in the apartments we currently hold.
Gain on land sales increased for the three months ended March 31, 2011 as compared to the prior period. In the current period, we sold 230.45 acres of land in 12 separate transactions for an aggregate sales price of $50.1 million and recorded a gain of $5.3 million. In the prior period, we sold 0.275 acres of land in one transaction for an sales price of $8,984 and recorded a gain of $6,470.
Included in discontinued operations are a total of two and 17 properties as of 2011 and 2010, respectively. The gain on sale of the properties is also included in discontinued operations for those years.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.amrealtytrust.com.

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AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands, except
	shares and per share amounts)
Revenues:
Rental and other property revenues (including $372 and $714 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	$38,741	$40,242

Expenses:
Property operating expenses (including $534 and $700 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	23,255	24,553
Depreciation and amortization	7,173	6,870
General and administrative (including $1,187 and $1,226 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	3,547	2,587
Provision on impairment of notes receivable and real estate assets	6,059	—
Advisory fee to affiliate	3,522	4,053

Total operating expenses	43,556	38,063

Operating income (loss)	(4,815)	2,179

Other income (expense):
Interest income (including $466 and $1,186 for the three months ended 2011 and 2010 respectively from affiliates and related parties)	668	1,502
Other income	1,467	867
Mortgage and loan interest (including $306 and $845) for the three months ended 2011 and 2010 respectively from affiliates and related parties)	(17,862)	(19,254)
Earnings from unconsolidated subsidiaries and investees	(95)	(22)
Gain on foreign currency translation	—	(673)
Litigation settlement	—	—

Total other expenses	(15,822)	(17,580)

Loss before gain on land sales, non-controlling interest, and taxes	(20,637)	(15,401)

Gain on land sales	5,344	6

Loss from continuing operations before tax	(15,293)	(15,395)

Income tax benefit	1,372	1,080

Net loss from continuing operations	(13,921)	(14,315)
Discontinued operations:
Income (loss ) from discontinued operations	(217)	1,274
Gain on sale of real estate from discontinued operations	4,137	—
Income tax expense from discontinued operations	(1,372)	(446)

Net income from discontinued operations	2,548	828
Net loss	(11,373)	(13,487)

Net loss attributable to non-controlling interests	2,170	1,577

Net loss attributable to American Realty Investors, Inc.	(9,203)	(11,910)

Preferred dividend requirement	(617)	(622)

Net loss applicable to common shares	$(9,820)	$(12,532)

Earnings per share — basic
Loss from continuing operations	$(1.08)	$(1.16)
Income from discontinued operations	0.22	0.07

Net loss applicable to common shares	$(0.85)	(109)

Earnings per share — diluted
Loss from continuing operations	$(1.08)	$(1.16)
Income from discontinued operations	0.22	0.07

Net loss applicable to common shares	$(0.85)	$(1.09)

Weighted average common share used in computing earnings per share	11,493,115	11,514,038
Weighted average common share used in computing diluted earnings per share	11,493,115	11,514,038

Amounts attributable to American Realty investors, Inc.
Loss from continuing operations	$(11,751)	$(12,738)
Income from discontinued operations	2,548	828

Net loss	$(9,203)	$(11,910)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2011	2010
	(dollars in thousands, except share and
	per value amounts)
Assets
Real estate, at cost	$1,047,080	$1,170,214
Real estate subject to sales contracts at cost, net of depreciation ($106,728 for 2011 and $75,639 for 2010)	354,301	295,921
Less accumulated depreciation	(107,967)	(133,550)

Total real estate	1,293,414	1,332,585
Notes and interest receivable
Performing (including $82,692 in 2011 and $89,982 in 2010 from affiliates and related parties)	91,178	99,839
Non-performing	3,132	3,123
Less allowance for estimated losses (including $9,926 in 2011 and 2010 from affiliates and related parties)	(14,348)	(14,348)

Total notes and interest receivable	79,962	88,614
Cash and cash equivalents	8,393	12,649
Investments in unconsolidated subsidiaries and investees	12,152	12,491
Affiliate receivable	4,048	—
Other assets (including $160 in 2011 and $164 in 2010 from affiliates and related parties)	97,664	110,936

Total assets	$1,495,633	$1,557,275

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$815,567	$913,134
Notes related to subject to sales contracts	382,566	315,547
Stock-secured notes payable and margin debt	25,598	23,100
Affiliate payables	—	12,219
Deferred revenue (including $98,473 in 2011 and $100,212 in 2010 from sales to related parties)	102,787	104,534
Accounts payable and other liabilities (including $1,783 in 2011 and $1,539 in 2010 to affiliates and related parties)	79,278	88,506

	1,405,796	1,457,040

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,353,954 shares in 2011 and $3,389,546 in 2010 (liquidation preference $10 per share), including 900,000 shares in 2011 and 2010 held by subsidiaries	4,908	4,979
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 and 11,874,138, and outstanding 11,525,389 and 11,466,853 shares in 2011 and in 2010	115	114
Treasury stock at cost; 415,785 and 407,285 shares in 2011 and 2010 and 276,972 shares held by TCI (consolidated) as of 2011 and 2010	(6,395)	(6,333)
Paid-in capital	90,407	88,620
Retained earnings	(57,596)	(47,776)
Accumulated other comprehensive income (loss)	(786)	(786)

Total American Realty Investors, Inc. shareholders’ equity	30,653	38,818

Non-controlling interest	59,184	61,417

Total equity	89,837	100,235

Total liabilities and equity	$1,495,633	$1,557,275

The accompanying notes are an integral part of these consolidated financial statements.